Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	James Costin
Executive Vice President, Chief Financial Officer	Group Financial Controller and Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1325
E: martin.ogrady@belmond.com	E: james.costin@belmond.com

FOR IMMEDIATE RELEASE
February 27, 2019

BELMOND LTD. REPORTS FOURTH QUARTER 2018 AND FULL-YEAR 2018 RESULTS

Fourth Quarter 2018

▪	Revenue of $122.3 million, up 4% from the prior-year quarter; up 12% on a constant currency basis

▪	Net losses attributable to Belmond Ltd. of $24.6 million, compared with net losses of $29.8 million for prior-year quarter

▪	Adjusted net losses from continuing operations of $5.8 million, compared with adjusted net losses of $6.3 million for prior-year quarter

▪	Adjusted EBITDA of $22.6 million, up 41% compared to adjusted EBITDA of $16.0 million for prior-year quarter

▪	Same store revenue per available room (“RevPAR”) down 2% from prior-year quarter in US dollars and up 6% in constant currency

Full Year 2018

•	Revenue of $576.8 million, up 3% from the prior year on both a US dollar and constant currency basis

•	Net losses attributable to Belmond Ltd. of $28.5 million, compared with net losses of $45.0 million for the prior year

•	Adjusted net earnings from continuing operations of $30.6 million, compared with adjusted net earnings of $12.1 million for prior year

•	Adjusted EBITDA of $146.9 million, up 18% compared to adjusted EBITDA of $124.0 million for prior year

•	Same store revenue per available room (“RevPAR”) up 5% from prior year on both a US dollar and constant currency basis

HAMILTON, BERMUDA - February 27, 2019. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, train and river cruise properties, which operate in 24 countries, today announced its results for the fourth quarter and full year ended December 31, 2018.

Roeland Vos, president and chief executive officer, remarked: "The strong growth momentum we generated throughout 2018 continued into the last three months of the year. Although the fourth quarter is seasonally small, adjusted EBITDA increased 41% in the period when compared to the prior year. We came in towards the top-end of our previously guided RevPAR range of 3-7% in constant currency terms, closing the quarter with a 6% rise over last year.

We also achieved several significant strategic objectives within the quarter. We announced in December the execution of an Agreement and Plan of Merger with LVMH, pursuant to which LVMH will acquire the Company for $25.00 per Class A share in cash. The announcement follows a comprehensive review by the board of the Company’s strategic alternatives and, subject to the satisfaction of conditions to closing, we believe the consummation of this deal will maximize value for our shareholders. We believe that this deal represents an exciting new chapter for our Company and we are pleased that the merger proposal was approved by the overwhelming majority of our shareholders at the special general meeting on February 14, 2019. We expect the transaction to close in the second quarter of this year.

Meanwhile, two strategically important properties reopened in December: Belmond La Samanna in St. Martin, and our defining asset in the Caribbean, Belmond Cap Juluca, in Anguilla. Our ongoing efforts to increase brand awareness resulted in Belmond being named 'British Luxury Brand of the Year' at the Walpole British Luxury awards in November. Additionally, full-year adjusted EBITDA climbed to $146.9 million, representing an 18% increase year-over-year. This performance put us towards the top-end of our guidance range and stands as one of the strongest in the Company's history. Together, these strategic achievements and our operating results highlight the overall strength of the Company’s performance in 2018.

As we look ahead, we see positive indications across our existing portfolio for 2019. Belmond Cadogan Hotel, our newest and first hotel under a management agreement in the flagship city of London, will open tomorrow. We are working hard to accelerate several strategic initiatives that began to generate promising returns in 2018, as we seek to achieve our full-year growth projections again, this year and beyond. Today, Belmond is a growing business with an exceptional portfolio of iconic luxury properties, and incredibly talented employees. As a Company, we have taken great strides forward in recent years, and I am confident that Belmond’s ability to deliver timeless, one-of-a-kind luxury experiences will continue to reach new levels."

Fourth Quarter 2018 Operating Results

Revenue for the fourth quarter of 2018 was $122.3 million, a $5.0 million increase in revenue from the fourth quarter of 2017. In constant currency, revenue for the fourth quarter of 2018 increased by $13.4 million from the fourth quarter of 2017 due to strong performances at Venice Simplon-Orient-Express; Belmond Charleston Place, South Carolina; Belmond Hotel das Cataratas, Iguassu Falls, Brazil; and Belmond Copacabana Palace Hotel, Rio de Janeiro, Brazil. Additionally, Belmond Cap Juluca, Anguilla, British West Indies, and Belmond La Samanna, St. Martin, French West Indies both reopened in December 2018 following Hurricanes Irma and Jose that hit both islands in September 2017. These increases were partially offset by declines at Belmond Road to Mandalay, Myanmar and Belmond Reid's Palace, Madeira, Portugal.

Net losses attributable to Belmond Ltd. for the fourth quarter of 2018 were $24.6 million ($0.24 per common share), which compared to net losses attributable to Belmond Ltd. of $29.8 million ($0.29 per common share) for the fourth quarter of 2017. This improvement is largely due to the increase in revenue mentioned above and other operating income received of $2.7 million in relation to an insurance gain recorded at '21' Club, New York following water damage from burst pipes in January 2018.

Adjusted net losses from continuing operations for the fourth quarter of 2018 were $5.8 million ($0.06 per common share), compared to adjusted net losses from continuing operations of $6.3 million ($0.06 per common share) for the fourth quarter of 2017.

Same store RevPAR for owned hotels for the fourth quarter of 2018 decreased 2% from the prior-year quarter on a US dollar basis. On a constant currency basis same store RevPAR for owned hotels for the fourth quarter of 2018 increased 6%.

Adjusted EBITDA for the fourth quarter of 2018 was $22.6 million up 41%, compared to an adjusted EBITDA of $16.0 million for the fourth quarter of 2017. In constant currency, adjusted EBITDA for the fourth quarter of 2018 was up $8.7 million or 59% compared to the fourth quarter of 2017.

Full Year 2018 Operating Results

Revenue for the full year 2018 was $576.8 million, a $15.8 million increase from revenue for the full year 2017. In constant currency, revenue for the full year 2018 increased $14.8 million from the prior year.

Net losses attributable to Belmond Ltd. for the full year 2018 were $28.5 million ($0.28 per common share), compared to net losses of $45.0 million ($0.44 per common share) for the full year 2017. This improvement is due to the increase in revenue, $16.9 million other operating income relating to insurance gains recorded in 2018, and a charge of $29.3 million recorded in 2017 related to a non-cash impairment of fixed assets in the Company's unconsolidated rail joint venture in Peru. This growth is offset by an increase of $8.1 million in the Company's provision for income taxes, a charge of $13.9 million to restructure the Company’s labor force at Belmond La Samanna, and $8.5 million of expenses and fees for professional services related to the board's review of strategic alternatives for the full year 2018.

Adjusted net earnings from continuing operations for the full year 2018 were $30.6 million ($0.30 per common share), a $18.5 million increase from $12.1 million ($0.12 per common share) for the full year 2017.

Same store RevPAR for owned hotels for the full year 2018 increased 5% from the prior year on both a constant currency and US dollar basis as a result of a 5% increase in average daily rate ("ADR").

Adjusted EBITDA for the full year 2018 was $146.9 million, a $22.9 million or 18% increase from adjusted EBITDA for the full year 2017 of $124.0 million. In constant currency, adjusted EBITDA for the full year 2018 increased $22.3 million or 18% from the full year 2017.

Recent Company Highlights

•
Enters into Agreement and Plan of Merger with LVMH to acquire the Company for $25.00 per Class A share in cash - On December 13, 2018 Belmond Ltd. (the “Company”) entered into an Agreement and Plan of Merger with LVMH Moët Hennessy–Louis Vuitton SE, Palladio Overseas Holding Limited and Fenice Ltd. (collectively, “LVMH”) pursuant to which LVMH will acquire the Company. The merger proposal was approved at a Special General Meeting of Belmond's shareholders on February 14, 2019. Subject to the satisfaction of the remaining closing conditions, this transaction is expected to close in the first half of 2019.

•
Named 'British Luxury Brand of the Year' at Walpole British Luxury Awards 2018 - On November 19, 2018 Belmond was named ‘British Brand of the Year’, the top accolade at the 17th annual British Luxury Awards hosted by Walpole,the official sector body for UK luxury. Previous winners have included Burberry, Rolls Royce and Jaguar. Belmond is the first travel and hospitality brand to receive this award, distinguishing it as a leading luxury brand as officially recognized by the industry.

•
Reopens two strategically significant properties in the Caribbean - On December 10 and December 15, 2018 respectively, Belmond reopened two properties in the Caribbean region: Belmond La Samanna on the island of St Martin, and Belmond Cap Juluca, on the island of Anguilla. Following a comprehensive operational restructure and complete redesign by award-winning Muza Lab London, Belmond La Samanna was reopened in time for the peak tourist season. Belmond Cap Juluca opened five days later and, through timeless and sophisticated art direction, the resort has been completely reimagined and fully restored to its legendary status and will support Belmond’s brand position for offering authentic escapes that connect guests with nature and celebrates local culture. Belmond partnered with British-born Hollywood actress Naomie Harris on the production of a film to promote the opening, positioned as the ‘ultimate barefoot luxury escape.’

•
Opening first hotel in flagship city of London under Belmond management - On February 28, 2019 Belmond’s first London property, Belmond Cadogan Hotel, will open under the Company’s management in what is a strategically important flagship European city. The property, originally built in 1887, will be a stylish retreat between the sought-after boroughs of Chelsea and Knightsbridge that embraces quiet luxury, literature, culture, and art. Design details rendered through expert craftsmanship pay homage to former patrons, including Oscar Wilde and Lillie Langtry, and celebrate the building’s quirky, rich history.

Fourth Quarter 2018 Business Unit Results

Owned hotels:

Europe:
For the fourth quarter of 2018, revenue from owned hotels for the region was $28.4 million, a decrease of $3.2 million or 10% from $31.6 million for the fourth quarter of 2017. In constant currency, revenue for the region for the fourth quarter of 2018 increased $1.1 million or 4% from the prior year quarter due to growth at Belmond Grand Hotel Timeo, Taormina, Sicily, which remained open for the full fourth quarter of 2018 for the first time to capitalize on a strong season that saw the benefits of a new rate strategy and increased exposure following the hosting of the G7 summit in May 2017.

In constant currency, same store RevPAR for owned hotels in the region decreased 3% from the prior-year quarter as a result of a 6% increase in ADR offset by a four percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter was a loss of $0.8 million, down $3.0 million compared to adjusted EBITDA of $2.2 million for the fourth quarter of 2017. In constant currency, adjusted EBITDA for the region for the fourth quarter of 2018 decreased $1.2 million from the prior year quarter. This decrease is largely due to off-season losses of $0.5 million at Belmond Castello di Casole, Tuscany, Italy, that was acquired earlier this year, and a decline of $0.5 million at Belmond Reid's Palace, which has been impacted by the return of markets in North Africa and Turkey.

North America:
Revenue from owned hotels for the fourth quarter of 2018 was $41.3 million, up $7.3 million or 21% from $34.0 million for the fourth quarter of 2017. In constant currency, revenue for the region for the fourth quarter of 2018 also increased $7.3 million from the prior-year quarter. The increase is largely attributable to Belmond La Samanna and Belmond Cap Juluca, which have both reopened in December 2018 after full refurbishment following the hurricanes that hit both properties in September 2017; and Belmond Charleston Place, which continues to benefit from the popularity of the destination and enhanced revenue management strategies.

In constant currency, same store RevPAR for owned hotels in the region increased 9% from the prior-year quarter due to a four percentage point increase in occupancy and a 2% increase in ADR.

Adjusted EBITDA for the region for the quarter was $12.9 million, an increase of $4.9 million or 61% from $8.0 million for the fourth quarter of 2017. In constant currency, adjusted EBITDA for the region for the fourth quarter of 2018 also increased $4.9 million due to improvements of $1.7 million at Belmond Charleston Place and $1.5 million at Belmond Cap Juluca. Operating losses of $1.4 million at Belmond La Samanna and $2.2 million at Belmond Cap Juluca have been added back to adjusted EBITDA while the properties were closed for renovation for the majority of the fourth quarter of 2018. During the fourth quarter, insurance proceeds of $4.1 million were received at '21' Club, relating to water damage suffered in January 2018, resulting in the recording of other income of $2.7 million and an adjusted EBITDA gain of $1.1 million.

Rest of world:
Revenue from owned hotels for the fourth quarter of 2018 was $36.7 million, an increase of $1.1 million or 3% from $35.6 million for the fourth quarter of 2017. In constant currency, revenue for the fourth quarter of 2018 increased $4.1 million or 12% from the prior year quarter, principally as a result of a $1.6 million increase in revenue at Belmond Hotel das Cataratas following positive media coverage of the destination and reduced visa restrictions in the country; a $1.5 million increase at Belmond Copacabana Palace, due to increased groups revenue and the strong performance of its recently renovated "Pérgula" restaurant; and a $1.1 million increase at the Belmond Safaris in Botswana as Belmond Savute Elephant Lodge, Chobe Reserve, was closed for the majority of the fourth quarter of 2017 for refurbishment.

In constant currency, same store RevPAR for owned hotels in the region increased 10% from the prior-year quarter as a result of a one percentage point increase in occupancy and an 8% increase in ADR.

Adjusted EBITDA for the region for the quarter was $10.3 million compared to $8.6 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region increased by $2.2 million or 26% from the prior-year quarter as a result of a $1.0 million increase at Belmond Copacabana Palace, a $0.7 million increase at Belmond Hotel das Cataratas, and a $0.5 million increase at Belmond Safaris.

Owned trains & cruises:
Revenue for the fourth quarter of 2018 was $12.8 million, up $0.2 million or 2% from $12.6 million for the fourth quarter of 2017. In constant currency, revenue increased $1.3 million or 11%. The increase was driven by Venice Simplon-Orient-Express which has continued to deliver a strong performance this year as it benefits from recent capital improvements, enhanced revenue management activities and media exposure, offset by a decline at Belmond Road to Mandalay, which continues to suffer from reduced tourist arrivals in Myanmar.

Adjusted EBITDA for the quarter was $1.9 million, an increase of $2.8 million from the fourth quarter of 2017. In constant currency, adjusted EBITDA for the segment increased by $3.1 million with growth across the majority of the portfolio but primarily driven by growth from the Venice Simplon-Orient-Express.

Management fees:
Adjusted EBITDA from management fees for the fourth quarter of 2018 was $3.8 million, flat compared to the fourth quarter of 2017.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the fourth quarter of 2018 was $4.6 million, an increase of $1.0 million compared to $3.6 million for the fourth quarter of 2017 due to an increase in passenger numbers and freight revenue at the Company's PeruRail joint venture.

Central overheads:
For the fourth quarter of 2018, adjusted central overheads were $6.5 million compared to adjusted central overheads of $6.1 million in the prior-year quarter due to increased development and other corporate headcount to support the Company's strategic growth plan.

Provision for income taxes:
For the fourth quarter of 2018, provision for income taxes was $8.1 million compared to a benefit of $11.0 million for the prior year quarter. The increase in tax provision is mainly as a result of a deferred tax benefit of $19.8 million in the prior year quarter following the reduction in the U.S. corporate tax rate from 35 to 21 per cent, effective January 1, 2018.

Investments

During the fourth quarter of 2018, the Company invested a total of $40.2 million in its portfolio, including $23.3 million on the refurbishment of Belmond Cap Juluca; $11.3 million on the refurbishment of Belmond La Samanna; $0.8 million for the refurbishment of '21' Club following water damage from burst pipes earlier in the year; and $0.7 million at Venice Simplon-Orient-Express for routine capital works.

Transaction costs

As described above, on December 13, 2018, the Company entered into a Merger Agreement with LVMH, Holding, and Merger Sub, pursuant to which LVMH will acquire the Company. During the year ended December 31, 2018, expenses and fees for professional services related to the board's review of strategic alternatives of $8.5 million were recognized within selling, general and administrative expenses in the statements of consolidated operations. If the Merger is consummated, the Company expects to incur additional costs related to the board's review of strategic alternatives which may be material. If the Merger Agreement is terminated under certain specified circumstances, Belmond may be required to pay to LVMH a termination fee equal to $92.3 million under the terms of the Merger Agreement.

Balance Sheet

At December 31, 2018, the Company had total debt of $759.9 million and cash balances of $111.8 million, resulting in net debt of $648.1 million and a ratio of net debt to trailing-twelve-month adjusted EBITDA of 4.4 times. This compared to net debt of $523.1 million and a ratio of net debt to trailing-twelve-month adjusted EBITDA of 4.2 times at December 31, 2017.

Outlook

In light of the impending transaction with LVMH described earlier in this release, the Company will not be providing any guidance about operating results and performance for future periods.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Revenue	122.3	117.3	576.8	561.0

Expenses:
Cost of services	52.7	55.1	254.1	239.9
Selling, general and administrative	64.1	54.1	257.5	238.2
Depreciation and amortization	15.7	17.0	61.3	62.9
Impairment of goodwill	2.5	5.5	4.7	5.5
Impairment of property, plant and equipment and other assets	0.1	—	5.0	8.2

Total operating costs and expenses	135.1	131.7	582.6	554.7

Gain on disposal of property, plant and equipment	0.4	(0.6)	0.8	(0.2)
Other operating income	2.7	—	16.9	—

(Losses)/earnings from operations	(9.7)	(15.0)	11.9	6.1

Interest income	0.5	0.5	1.3	1.1
Interest expense	(8.2)	(7.9)	(33.1)	(32.5)
Foreign currency, net	0.5	(0.3)	(3.8)	(3.0)

Losses before income taxes and earnings from unconsolidated companies, net of tax	(16.9)	(22.7)	(23.7)	(28.3)

(Provision for)/benefit from income taxes	(8.1)	11.0	(14.0)	(6.6)

Losses before earnings from unconsolidated companies, net of tax	(25.0)	(11.7)	(37.7)	(34.9)

Earnings/(losses) from unconsolidated companies, net of tax provision/(benefit) of $2.0, ($8.5), $7.1 and ($4.5)	0.6	(18.0)	9.4	(10.2)

Losses from continuing operations	(24.4)	(29.7)	(28.3)	(45.1)

Net earnings from discontinued operations, net of tax provision of $Nil, $Nil, $Nil and $Nil	—	—	—	0.2

Net losses	(24.4)	(29.7)	(28.3)	(44.9)

Net earnings attributable to non-controlling interests	(0.2)	(0.1)	(0.2)	(0.1)

Net losses attributable to Belmond Ltd.	(24.6)	(29.8)	(28.5)	(45.0)

EPS attributable to Belmond Ltd.	(0.24)	(0.29)	(0.28)	(0.44)
Weighted average number of shares – millions	102.96	102.33	102.78	102.17

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Revenue

Owned hotels
- Europe	28.4	31.6	238.4	212.4
- North America	41.3	34.0	132.3	149.3
- Rest of world	36.7	35.6	122.2	124.2
Total owned hotels	106.4	101.2	492.9	485.9
Owned trains & cruises	12.8	12.6	70.8	63.2
Management fees	3.1	3.5	13.1	11.9

Revenue	122.3	117.3	576.8	561.0

Adjusted EBITDA

Owned hotels
- Europe	(0.8)	2.2	79.0	73.7
- North America	12.9	8.0	38.1	29.8
- Rest of world	10.3	8.6	24.6	24.5
Total owned hotels	22.4	18.8	141.7	128.0
Owned trains & cruises	1.9	(0.9)	13.5	4.4
Management fees	3.8	3.8	15.4	15.3
Share of pre-tax earnings from unconsolidated companies	4.6	3.6	18.8	15.4
	32.7	25.3	189.4	163.1

Central overheads	(6.5)	(6.1)	(29.5)	(27.8)
Share-based compensation	(1.1)	(0.8)	(6.0)	(5.8)
Central marketing costs	(2.5)	(2.4)	(7.0)	(5.5)

Adjusted EBITDA	22.6	16.0	146.9	124.0

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Room Nights Available
Europe	64,013	59,621	288,519	273,756
North America	61,250	57,592	231,875	255,862
Rest of world	94,392	93,660	372,678	374,478
Worldwide	219,655	210,873	893,072	904,096

Room Nights Sold
Europe	32,716	32,867	181,465	176,129
North America	41,155	36,992	160,267	171,906
Rest of world	57,261	55,593	204,013	200,537
Worldwide	131,132	125,452	545,745	548,572

Occupancy
Europe	51%	55%	63%	64%
North America	67%	64%	69%	67%
Rest of world	61%	59%	55%	54%
Worldwide	60%	59%	61%	61%

ADR (in U.S. dollars)
Europe	469	516	812	740
North America	488	404	430	426
Rest of world	388	384	368	380
Worldwide	440	424	534	510

RevPAR (in U.S. dollars)
Europe	240	284	511	476
North America	328	259	297	286
Rest of world	235	228	201	203
Worldwide	262	252	326	309

Same Store RevPAR (in U.S. dollars) (1)
Europe	236	284	510	476
North America	285	262	286	272
Rest of world	233	229	200	203
Worldwide	248	254	321	307

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	(17)%	(3)%	7%	4%
North America	9%	9%	5%	5%
Rest of world	2%	10%	(1)%	4%
Worldwide	(2)%	6%	5%	5%

(1) Same store RevPAR data for the three months ended December 31, 2018 and 2017 and twelve months ended December 31, 2018 and 2017 excludes the operations of Belmond Castello di Casole that was acquired in February 2018. Its operations are included in the Europe segment. It also excludes the operations of Belmond Cap Juluca, Anguilla, British West Indies, which was acquired in May 2017 and Belmond La Samanna, St Martin, French West Indies, which were both closed for refurbishment following Hurricanes Irma and Jose in September 2017. Both of these operations are included in the North America segment. In addition, same store RevPAR excludes the operations of Belmond Savute Elephant Lodge, Chobe Reserve, Botswana, which was closed for refurbishment from November 2017 to June 2018. Its operations are included in the Rest of world segment.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	December 31,	December 31,
	2018	2017

Assets
Cash	108.4	180.2
Restricted cash	1.9	3.1
Accounts receivable	37.7	34.4
Due from unconsolidated companies	10.3	12.8
Prepaid expenses and other	13.4	13.3
Inventories	21.2	23.1

Total current assets	192.9	266.9

Property, plant & equipment, net of accumulated depreciation	1,261.9	1,168.0
Investments in unconsolidated companies	69.2	64.6
Goodwill	111.1	120.2
Other intangible assets	27.1	19.8
Pension assets	0.2	—
Other assets	13.4	14.1

Total assets (1)	1,675.8	1,653.6

Liabilities and Equity
Accounts payable	23.0	15.8
Accrued liabilities	103.9	79.5
Deferred revenue	40.2	32.8
Current portion of long-term debt and capital leases	6.3	6.4

Total current liabilities	173.4	134.5

Long-term debt and obligations under capital leases	753.6	700.8
Liability for pension benefit	—	0.6
Other liabilities	4.0	3.0
Deferred income taxes	104.0	115.4
Liability for uncertain tax positions	0.6	0.5

Total liabilities (2)	1,035.6	954.8

Shareholders’ equity	639.5	698.5
Non-controlling interests	0.7	0.3
Total equity	640.2	698.8

Total liabilities and equity	1,675.8	1,653.6

(1) Balance at December 31, 2018 includes $204.9 million (December 31, 2017 - $206.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at December 31, 2018 includes $171.0 million (December 31, 2017 - $123.0 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA
(Unaudited)

$ millions	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Adjusted EBITDA reconciliation:

(Losses) from continuing operations	(24.4)	(29.7)	(28.3)	(45.1)
Depreciation and amortization	15.7	17.0	61.3	62.9
Interest income	(0.5)	(0.5)	(1.3)	(1.1)
Interest expense	8.2	7.9	33.1	32.5
Foreign currency, net	(0.5)	0.3	3.8	3.0
Provision for/(benefit from) income taxes	8.1	(11.0)	14.0	6.6
Share of provision for income taxes of unconsolidated companies	2.0	(8.5)	7.1	(4.5)
	8.6	(24.5)	89.7	54.3

Insurance gains and deductibles	(1.6)	0.3	(11.6)	1.5
Labor restructuring cost (1)	(1.0)	—	13.9	—
Net operating losses at two Caribbean properties while closed	3.6	3.1	15.0	3.8
Cost to terminate right of first refusal and purchase option (2)	(0.1)	—	13.0	—
Strategic review costs (3)	6.1	—	8.5	—
Other restructuring and special items (4)	2.7	0.9	6.3	6.4
Acquisition-related costs (5)	—	—	0.9	14.0
(Gain)/loss on disposal of property, plant and equipment	(0.4)	0.6	(0.8)	0.2
Loss on disposal of property, plant and equipment in unconsolidated companies	—	—	0.2	—
Impairment of goodwill, property, plant and equipment and other assets (6)	2.6	5.5	9.7	13.7
Impairment of assets in unconsolidated companies (7)	2.1	30.1	2.1	30.1

Adjusted EBITDA	22.6	16.0	146.9	124.0

(1) Represents charges for employee termination costs and other associated costs to restructure the Company’s labor force at Belmond La Samanna.
(2) Represents estimated costs to terminate purchase rights previously held by Mr James Sherwood, a former director of the Company, in respect of the Belmond Hotel Cipriani.
(3) Represents legal, professional and other internal costs in relation to the Company's strategic review.
(4) Represents costs in relation to restructuring, severance and redundancy costs, pre-opening costs, and other items, net.
(5) Represents acquisition fees in relation to the purchase of Castello di Casole in February 2018 and Cap Juluca in May 2017.
(6) Represents an impairment charge at three and five owned properties in the three and twelve months ended 31 December 2018 respectively. Represents an impairment charge at one and three owned properties in the three and twelve months ended 31 December 2017, respectively.

(7) Represents an impairment charge at one of the Company's Peru unconsolidated hotels and PeruRail unconsolidated company in the years ended December 2018 and 2017, respectively.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET (LOSSES)/EARNINGS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Adjusted net (losses)/earnings reconciliation:

(Losses) from continuing operations	(24.4)	(29.7)	(28.3)	(45.1)
Insurance gains and deductibles	(1.6)	0.3	(11.6)	1.5
Labor restructuring cost (1)	(1.0)	—	13.9	—
Net operating losses at two Caribbean properties while closed	3.6	3.1	15.0	3.8
Cost to terminate right of first refusal and purchase option (2)	(0.1)	—	13.0	—
Strategic review costs (3)	6.1	—	8.5	—
Other restructuring and special items (4)	2.7	0.9	6.3	6.4
Acquisition-related costs (5)	—	—	0.9	14.0
(Gain)/loss on disposal of property, plant and equipment	(0.4)	0.6	(0.8)	0.2
Loss on disposal of property, plant and equipment in unconsolidated companies	—	—	0.2	—
Impairment of goodwill, property, plant and equipment and other assets (6)	2.6	5.5	9.7	13.7
Impairment of assets in unconsolidated companies (7)	2.1	30.1	2.1	30.1
Accelerated depreciation (8)	0.3	1.8	3.6	3.5
Interest adjustments	—	—	—	0.6
Foreign currency, net (9)	(0.5)	0.3	3.8	3.0
Tax-related adjustments (10)	4.6	(10.2)	(3.5)	(10.2)
Income tax effect of adjusting items (11)	0.2	(9.0)	(2.2)	(9.4)

Adjusted net (losses)/earnings from continuing operations	(5.8)	(6.3)	30.6	12.1

EPS from continuing operations	(0.24)	(0.29)	(0.28)	(0.44)
Adjusted EPS from continuing operations	(0.06)	(0.06)	0.30	0.12
Weighted average number of shares (millions)	102.96	102.33	102.78	102.17

(1) Represents charges for employee termination costs and other associated costs to restructure the Company’s labor force at Belmond La Samanna.
(2) Represents estimated costs to terminate purchase rights previously held by Mr James Sherwood, a former director of the Company, in respect of the Belmond Hotel Cipriani.
(3) Represents legal, professional and other internal costs in relation to the Company's strategic review.
(4) Represents costs in relation to restructuring, severance and redundancy costs, pre-opening costs, and other items, net.
(5) Represents acquisition fees in relation to the purchase of Castello di Casole in February 2018 and Cap Juluca in May 2017.
(6) Represents an impairment charge at three and five owned properties in the three and twelve months ended 31 December 2018 respectively. Represents an impairment charge at one and three owned properties in the three and twelve months ended 31 December 2017, respectively.

(7) Represents an impairment charge at one of the Company's Peru unconsolidated hotels and PeruRail unconsolidated company in the years ended December 2018 and 2017, respectively.
(8) Represents additional depreciation charge to write assets down to nil ahead of their anticipated replacement.
(9) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.
(10) Represents various non-recurring charges/credits recorded within the Company's provision for income taxes.
(11) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED SHARE OF PRE-TAX EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

Earnings/(losses) from unconsolidated companies (1)	0.6	(18.0)	9.4	(10.2)
Share of provision for/(benefit from) income taxes of unconsolidated companies	2.0	(8.5)	7.1	(4.5)
Loss on disposal of property, plant and equipment in unconsolidated companies	—	—	0.2	—
Impairment of assets in unconsolidated companies	2.1	30.1	2.1	30.1

Adjusted share of pre-tax earnings from unconsolidated companies	4.7	3.6	18.8	15.4

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	December 31, 2018	December 31, 2017

Cash
Cash and cash equivalents	108.4	180.2
Restricted cash (including $1.5 million and $0.8 million classified within long-term other assets on the balance sheet for 2018 and 2017, respectively)	3.4	3.9

Total cash	111.8	184.1

Total debt
Current portion of long-term debt and capital leases	6.3	6.4
Long-term debt and obligations under capital leases (1)	753.6	700.8

Total debt	759.9	707.2

Net debt	648.1	523.1

Adjusted EBITDA	146.9	124.0

Net debt / adjusted EBITDA	4.4	4.2

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences, excluding one scheduled for an early 2019 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for items such as restructuring and other special items such as leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for items such as foreign exchange (a non-cash item), leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures, the tax effect of adjusting items and other one-off tax impacts, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the potential sale of the Company to LVMH, the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, risks related to the potential sale of the Company to LVMH, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine, Brazil, and Peru, and regional events in Myanmar, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration and trade policies and the Tax Cuts and Jobs Act of 2017, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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